Exhibit 10.2

Entrusted Management Agreement

Between

Hong Yu

Luo Ga

Yang Xiaobei

Yunnan Shangri-La Tibetan Pharmaceutical Group Limited

and

Yibo Information Consulting (Shenzhen) Co., Ltd.

March 26, 2010

Shenzhen, China

Entrusted Management Agreement

This Entrusted Management Agreement (the “Agreement”) is entered into on March 26, 2010 in Shenzhen, China by:

Party A:

1. Hong Yu, a citizen of PRC with ID number 530112600104161, owns 79.5% shares of Yunnan Shangri-La Tibetan Pharmaceutical Group Limited;

2. Luo Ga, a citizen of PRC with ID number 53342119650505001X, owns 20% shares of Yunnan Shangri-La Tibetan Pharmaceutical Group Limited;

3. Yang Xiaobei, a citizen of PRC with ID number 110102195506010035, owns 0.5% shares of Yunnan Shangri-La Tibetan Pharmaceutical Group Limited;

4. Yunnan Shangri-La Tibetan Pharmaceutical Group Limited is an enterprise incorporated and existing within the territory of China in accordance with the law of the People’s Republic of China, the registration number of its legal and valid Business License is 533400000001833 and the legal registered address is 53 Niwang Road, Shangri-La County, Yunnan Province, China.

and

Party B: Yibo Information Consulting (Shenzhen) Co., Ltd., is a company registered in Shenzhen, PRC, and the registration number of its legal and valid Business License is 440301503371231 and the legal registered address is B#6D11, Zhongshen Garden, South Caitian Rd., Futian, Shenzhen, China.

Whereas:

1. Party A constitutes Yunnan Shangri-La Tibetan Pharmaceutical Group Limited (hereinafter referred to as “Shangri-La Group”) and all of its shareholders holding all issued and outstanding shares of Shangri-La Group. Under this Agreement, Shangri-La Group, Hong Yu, Luo Ga and Yang Xiaobei have acted collectively as one party to this Agreement;

2. Yibo Information Consulting (Shenzhen) Co., Ltd. (hereinafter referred to as “Party B”) is a company incorporated and existing within the territory of China in accordance with the law of the People’s Republic of China, the registration number of its legal and valid Business License is 440301503371231 and the legal registered address is B#6D11, Zhongshen Garden, South Caitian Rd., Futian, Shenzhen, China.

3. Party A desires to entrust Party B to manage and operate Shangri-La Group;

4. Party B agrees to accept such entrustment and to manage Shangri-La Group on behalf of Party A.

Therefore, in accordance with laws and regulations of the People’s Republic of China, the Parties agree as follows after friendly consultation based on the principle of equality and mutual benefit.

Article 1 Entrusted Management

1.1 Party A agrees to entrust the management of Shangri-La Group to Party B pursuant to the terms and conditions of this Agreement. Party B agrees to manage Shangri-La Group in accordance with the terms and conditions of this Agreement.

1.2 The term of this Entrusted Management Agreement (the “Entrusted Period”) shall be from the effective date of this Agreement to the earliest of the following:

(1)	the winding up of Shangri-La Group, or

(2)	the termination date of this Entrusted Management Agreement to be determined by the Parties hereto, or

(3)	the date on which Party B completes the acquisition of Shangri-La Group.

1.3 During the Entrusted Period, Party B shall be fully and exclusively responsible for the management of Shangri-La Group. The management service includes without limitation the following:

(1)	Party B shall be fully and exclusively responsible for the operation of Shangri-La Group, which includes the right to appoint and terminate Shangri-La Group, members of Board of Directors and the right to hire managerial and administrative personnel etc. Party A or its voting proxy shall make a shareholder’s resolution and a Board of Directors’ resolution based on the decision of Party B.

(2)	Party B has the full and exclusive right to manage and control all cash flow and assets of Party A. Shangri-La Group shall open an entrusted account or designate an existing account as an entrusted account. Party B has the full and exclusive right to decide the use of the funds in the entrusted account. The authorized signature of the account shall be appointed or confirmed by Party B. All of the funds of Shangri-La Group shall be kept in this account, including but not limited to its existing working capital and purchase price received from selling its production equipment, inventory, raw materials and accounts receivable to Party B (if any), all payments of funds shall be disbursed through this entrusted account, including but not limited to the payment of all existing accounts payable and operating expenses, payment of employees salaries and purchase of assets, and all revenues from its operation shall be kept in this account.

(3)	Party B shall have the full and exclusive right to control and administrate the financial affairs and daily operation of Shangri-La Group, such as entering into and performance of contracts, and payment of taxes etc.

1.4 As consideration for the services provided by Party B hereunder, Party A shall pay an entrusted management fee to Party B which shall be equal to the earnings before tax (if any) of Shangri-La Group. The entrusted management fee shall be as follows: during the term of this agreement, the entrusted management fee shall equal to Shangri-La Group’s estimated earnings before tax, being the monthly revenues after deduction of operating costs, expenses and taxes. If the earnings before tax is zero, Shangri-La Group is not required to pay the entrusted management fee; if Shangri-La Group sustains losses, all such losses will be carried over to next month and deducted from next month’s entrusted management fee. Both Parties shall calculate, and Party A shall pay, the monthly entrusted management fee within 20 days of the following month. The above monthly payment shall be adjusted after the end of each quarter but before the filing of tax return for such quarter (the “Quarterly Adjustment”), so as to make the after-tax profit of that quarter is zero. In addition, the above monthly payment shall be adjusted after the end of each fiscal year but before the filing for the yearly tax return (the “Annual Adjustment”), so as to make the after-tax profit of that fiscal year is zero.

1.5 Party B shall assume all operation risks out of the entrusted management of Shangri-La Group and bear all losses of Shangri-La Group. If Shangri-La Group has no sufficient funds to repay its debts, Party B is responsible for paying off these debts on behalf of Shangri-La Group; if Shangri-La Group’s net assets are lower than its registered capital, Party B is responsible for funding the deficit.

Article 2 Rights and Obligations of the Parties

2.1 During the term of this Agreement, Party A’s rights and obligations include:

(1)	to hand over Shangri-La Group to Party B for entrusted management as of the effectiveness date of this Agreement and to hand over all of business materials together with Business License and corporate seal of Shangri-La Group to Party B;

(2)	Party A has no right to make any decision regarding Shangri-La Group’s operations without the prior written consent of Party B;

(3)	to have the right to know the business conditions of Shangri-La Group at any time and provide proposals;

(4)	to assist Party B in carrying out the entrusted management according to Party B’s requirement;

(5)	to perform its obligations pursuant to the Shareholders’ Voting Rights Proxy Agreement, signed by and between Hong Yu, Luo Ga, Wei Xianjun and Yang Xiaobei and Party B on March 26, 2010 in Shenzhen, and not to violate the said agreement;

(6)	not to intervene Party B’s management over Shangri-La Group in any form by making use of shareholder’s power;

(7)	not to entrust or grant their shareholders’ rights in Shangri-La Group to a third party other than Party B without Party B’s consent;

(8)	not to otherwise entrust other third party other than Party B to manage Shangri-La Group in any form without Party B’s prior written consent;

(9)	not to terminate this Agreement unilaterally with for any reason whatsoever; or

(10)	to enjoy other rights and perform other obligations under the Agreement.

2.2 During the term of this Agreement, Party B’s rights and obligations include:

(1)	to enjoy the full and exclusive right to manage Shangri-La Group independently;

(2)	to enjoy the full and exclusive right to dispose of all assets of Shangri-La Group;

(3)	to enjoy all profits and bear losses arising from Shangri-La Group’s operations during the Entrusted Period;

(4)	to appoint all directors of Shangri-La Group;

(5)	to appoint the legal representative, general manager, deputy general manager, financial manager and other senior managerial personnel of Shangri-La Group;

(6)	to convene shareholders’ meetings of Shangri-La Group in accordance with the Shareholders’ Voting Rights Proxy Agreement and sign resolutions of shareholders’ meetings; and

(7)	to enjoy other rights and perform other obligations under the Agreement.

Article 3 Representations and Warranties

The Parties hereto hereby make the following representations and warranties to each other as of the date of this Agreement that:

(1)	has the right to enter into the Agreement and the ability to perform the same;

(2)	the execution and delivery of this Agreement by each party have been duly authorized by all necessary corporate action;

(3)	the execution of this Agreement by the officer or representative of each party has been duly authorized;

(4)	each party has no other reasons that will prevent this Agreement from becoming a binding and effective agreement between both parties after execution;

(5)	the execution and performance of the obligations under this Agreement will not:

(a) violate any provision of the business license, articles of association or other similar documents of its own;

(b) violate any provision of the laws and regulations of PRC or other governmental or regulatory authority or approval;

(c) violate or result in a breach of any contract or agreement to which the party is a party or by which it is bound.

Article 4 Effectiveness

This Agreement shall take effect after it is duly executed by the authorized representatives of the parties hereto with seals affixed.

Article 5 Liability for Breach of Agreement

During the term of this Agreement, any violation of any provisions herein by either party constitutes breach of contract and the breaching party shall compensate the non-breaching party for the loss incurred as a result of this breach.

Article 6 Force Majeure

The failure of either party to perform all or part of the obligations under the Agreement due to force majeure shall not be deemed as breach of contract. The affected party shall present promptly valid evidence of such force majeure, and the failure of performance shall be settled through consultations between the parties hereto.

Article 7 Governing Law

The conclusion, validity, interpretation, and performance of this Agreement and the settlement of any disputes arising out of this Agreement shall be governed by the laws and regulations of the People’s Republic of China.

Article 8 Settlement of Dispute

Any disputes under the Agreement shall be settled at first through friendly consultation between the parties hereto. In case no settlement can be reached through consultation, each party shall have the right to submit such disputes to China International Economic and Trade Arbitration Commission South China Sub-Commission. The Place of arbitration is Shenzhen. The arbitration award shall be final and binding on both parties.

Article 9 Confidentiality

9.1 The parties hereto agree to cause its employees or representatives who has access to and knowledge of the terms and conditions of this Agreement to keep strict confidentiality and not to disclose any of these terms and conditions to any third party without the expressive requirements under law or request from judicial authorities or governmental departments or the consent of the other party, otherwise such party or personnel shall assume corresponding legal liabilities.

9.2 The obligations of confidentiality under Section 1 of this Article shall survive after the termination of this Agreement.

Article 10 Severability

10.1 Any provision of this Agreement that is invalid or unenforceable due to the laws and regulations shall be ineffective without affecting in any way the remaining provisions hereof.

10.2. In the event of the foregoing paragraph, the parties hereto shall prepare supplemental agreement as soon as possible to replace the invalid provision through friendly consultation.

Article 11 Non-waiver of Rights

11.1 Any failure or delay by any party in exercising its rights under this Agreement shall not constitute a waiver of such right.

11.2 Any failure of any party to demand the other party to perform its obligations under this Agreement shall not be deemed as a waiver of its right to demand the other party to perform such obligations later.

11.3 If a party excuses the non-performance by other party of certain provisions under this Agreement, such excuse shall not be deemed to excuse any future non-performance by the other party of the same provision.

Article 12 Non-transferability

Unless otherwise specified under this Agreement, no party can assign or delegate any of the rights or obligations under this Agreement to any third party nor can it provide any guarantee to such third party or carry out other similar activities without the prior written from the other party.

Article 13 Miscellaneous

13.1 Any and all taxes arising from execution and performance of this Agreement and during the course of the entrusted management and operation shall be borne by the Parties respectively pursuant to the provisions of laws and regulations.

13.2 Any amendment entered into by the parties hereto after the effectiveness of this Agreement shall be an integral part of this Agreement and have the same legal effect as part of this Agreement. In case of any discrepancy between the amendment and this Agreement, the amendment shall prevail. In case of several amendments, the amendment with the latest date shall prevail.

13.3 This Agreement is executed by Chinese and English in duplicate and both the English version and Chinese version shall have the same effect. Each of the original Chinese and English versions of this Agreement shall be executed in 5 copies. Each party shall hold two original of each version.

13.4 In witness hereof, the Agreement is duly executed by the parties hereto on the date first written above.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

(Page of signature only)

Dated: March 26, 2010

Party A:

Hong Yu (Signature)

Luo Ga (Signature)

Yang Xiaobei (Signature)

Yunnan Shangri-La Tibetan Pharmaceutical Group Limited (Official seal)

Authorized representative: Hong Yu (Signature)

Party B:

Yibo Information Consulting (Shenzhen) Co., Ltd. (Official seal)

Authorized representative: Tiangui Li (Signature)